Exhibit (a)(1)(k)

RADISYS CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS OR NEW OPTIONS

Email dated October 14, 2009, regarding filing of amended exchange offer materials

October 14, 2009

To: Eligible Employees

From: equityadmin@radisys.com

Subject: RadiSys Corporation files amended exchange offer materials

Today, RadiSys Corporation filed amended exchange offer materials with the Securities and Exchange Commission. We encourage you to review these revised materials at our option exchange offer website at https://radisys.equitybenefits.com. or through the Securities and Exchange Commission’s website at www.sec.gov.

The changes are summarized below (underscored text is new, text in brackets is to be deleted).

Page 38	“15. Extension of Offer; Termination; Amendment” of the Offer to Exchange, is hereby amended to (a) revise the second sentence in the first paragraph to read as follows: “If we elect to extend the period of time during which this offer is open, we will give you [oral or] written notice of the extension and delay, as described below.” and (b) add the following sentence immediately after the second sentence in the first paragraph: “If we extend the expiration date in connection with any material change to the terms of the offer, we will extend the exchange offer period so that at least five business days remain in the exchange offer from the date the material change is first published, sent or given.”

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